Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI ACID FRACTURING UPDATE
December 20, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that it had received confirmation from Schlumberger that mobilisation of the equipment for the planned acid fracturing stimulation program of the Manavi 12 well in Georgia commenced on December 19, 2007 as planned.
The acid for the stimulation work is already on site at M12 and the well is fully prepared and ready for the arrival of the fracturing equipment which is expected to arrive on location during the first or second week of January 2008. Once the equipment has been rigged up and tested, the acid fracturing operation will be performed and the well will be flow tested.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel :    +1 617 973 6441
Fax :    +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206